Product Supplement VCN-EQ-3 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) April 5, 2012	Filed Pursuant to Rule 424(b)(5) Registration No. 333-180488

Variable Coupon Notes Linked to a Basket of Equity Securities

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The Variable Coupon Notes (the “notes”) are unsecured senior notes issued by Bank of America Corporation. Payment of each interest payment and the repayment of principal at maturity are subject to our credit risk.

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Subject to our credit risk, we will pay periodic interest on the notes (to the extent interest is payable) and we will pay the principal amount of the notes and the final Coupon Payment (as defined below), if any, at maturity. However, if you sell your notes before maturity, you may incur a loss.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The notes are designed for investors who wish to receive periodic interest income (each a “Coupon Payment”), where, as described below, the interest rate to be paid periodically during the term of the notes (the “Coupon Rate”) will depend on the performance of a basket of common equity securities (the “Basket”) from the pricing date through the applicable Coupon Determination Date (as defined below).

•	The applicable term sheet will identify the underlying basket of equity securities (the “Basket Stocks”).

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Interest will be paid periodically on predetermined dates (each, a “Coupon Payment Date,” and collectively, the “Coupon Payment Dates”), each shortly following a Coupon Determination Date, with the final Coupon Payment paid on the maturity date. On each Coupon Payment Date, the applicable Coupon Rate will depend on the arithmetic average of the Performance Level (as defined below) of each Basket Stock on the applicable Coupon Determination Date.

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The term sheet may specify a “Return Cap” for the notes. In that case, the Performance Level of any Basket Stock on any Coupon Determination Date will not exceed the Return Cap. The Return Cap will be a percentage determined on the pricing date, which will be the date the notes are priced for initial sale to the public. The Return Cap will be set forth in the applicable final term sheet. Similarly, the term sheet may specify a “Return Floor” for the notes, in which case the Performance Level for any Basket Stock on any Coupon Determination Date will not be less than the Return Floor.

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If specified in the applicable term sheet, your notes may be “Digital Coupon Notes.” In that case, if the arithmetic average of the Performance Level of each Basket Stock on the applicable Coupon Determination Date is greater than or equal to zero, then the applicable Coupon Rate will be a fixed rate determined on the pricing date (the “Digital Coupon Rate”); otherwise, if the arithmetic average of the Performance Level of each Basket Stock is less than zero, the applicable Coupon Rate will be 0.00% or the specified minimum Coupon Rate, as set forth in the applicable term sheet.

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If specified in the applicable term sheet, your notes may be “Auto-Cap Notes.” In that case, if the Stock Return (as defined below) of a Basket Stock is greater than or equal to zero on the applicable Coupon Determination Date, then the Performance Level of that Basket Stock will equal a fixed percentage set forth in applicable term sheet (the “Auto-Cap”).

•	In no event will the Coupon Rate determined on any Coupon Determination Date be less than 0.00%.

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The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information set forth in the section entitled “Risk Factors” beginning on page S-8.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any common equity securities that comprise the Basket described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement and accompanying prospectus supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including interest payments and any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, we cannot redeem the notes prior to the maturity date, except under the limited circumstances described in this product supplement.

The notes are designed for investors who wish to receive periodic interest payments based upon the performance of the Basket, who are willing to forgo guaranteed market rates of interest for the term of their investment in the notes, and who anticipate that the values of the Basket Stocks will increase from the pricing date to each Coupon Determination Date. If a Return Cap is specified in the applicable term sheet, investors must be willing to accept an interest rate for one or more interest periods that will not exceed the Return Cap. Similarly, if the notes are Digital Coupon Notes or Auto-Cap Notes (each as defined below), investors must be willing to accept an interest rate that is limited to the Digital Coupon Rate or the Auto-Cap (each as defined below).

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that the interest payable on the notes is linked to the performance of the Basket Stocks.

Will you receive your principal at maturity?

Yes. If you hold the notes until maturity, you will receive your principal amount and the final Coupon Payment, if any, subject to our credit risk as issuer of the notes. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell your notes prior to maturity, you may find that the market value for your notes may be less than the Original Offering Price.

What are the Basket Stocks?

Each Basket Stock will be a common equity security of a company (an “Underlying Company”) with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). One or more of the Basket Stocks may be an American Depositary Share (an “ADR”) representing the common equity securities of a non-U.S. issuer. The Basket Stocks to which your notes are linked will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Basket Stocks, including information as to the historical values of the Basket Stocks. However, historical values of the Basket Stocks are not indicative of the future performance of the Basket or the value of your notes.

Unless otherwise specified in the applicable term sheet, the components of the Basket will be fixed as of the pricing date and are subject to change only if certain events or adjustments affect the relevant Basket Stocks, as described in this product supplement. See the section entitled “Description of the Notes—Anti-Dilution Adjustments.”

Will you receive interest on the notes?

Yes, if the arithmetic average of the Performance Level of each Basket Stock (the “Average Performance Level”) on a date shortly before the applicable Coupon Payment Date (each, a “Coupon Determination Date”) is greater than zero, or in the case of Digital Coupon Notes, greater than or equal to zero. If a minimum Coupon Rate applies, an investor may receive interest even if the Average Performance Level of each Basket Stock is less than zero. Each payment of interest (a “Coupon Payment”), if any, will be payable on the applicable Coupon Payment Date, with the final Coupon Payment payable on the maturity date.

The Coupon Determination Dates and Coupon Payment Dates for your notes will be set forth in the applicable term sheet, and may occur quarterly, semi-annually, annually, or at other intervals.

How will the Coupon Payments be determined?

On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate. Unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate for each Coupon Payment Date will equal the arithmetic average of the Performance Level of each Basket Stock determined on the applicable Coupon Determination Date. For “Digital Coupon Notes,” unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate will equal a fixed rate determined on the pricing date (the “Digital Coupon Rate”) if the Average Performance Level on the applicable Coupon Determination Date is greater than or equal to zero; otherwise, the applicable Coupon Rate will be 0.00% or the specified minimum Coupon Rate, as set forth in the applicable term sheet.

The applicable term sheet may specify a minimum Coupon Rate for your notes that will apply in one or more interest periods. In addition, if the applicable term sheet sets forth a Return Cap, a Digital Coupon Rate, or an Auto-Cap, the Coupon Rate for your notes will not exceed the Return Cap, the Digital Coupon Rate, or the Auto-Cap, as applicable, in any interest period.

The applicable Coupon Rate will be rounded to the nearest ten-thousandth and expressed as a percentage. The Coupon Rate will never be less than 0.00% per annum.

Performance Level. The “Performance Level” of each Basket Stock on any Coupon Determination Date will be equal to the Stock Return (as defined below), unless the applicable term sheet specifies a Return Cap and/or a Return Floor. If a Return Cap and/or a Return Floor are specified in the term sheet, the Performance Level of each Basket Stock will be:

•	if the Stock Return on the Coupon Determination Date is greater than the Return Cap, the Performance Level will be equal to the Return Cap; and

•	if the Stock Return is less than or equal to the Return Floor, the Performance Level will be equal to the Return Floor.

For “Auto-Cap Notes,” unless otherwise set forth in the applicable term sheet, if the Stock Return of a Basket Stock is greater than or equal to zero on the applicable Coupon Determination Date, then the Performance Level of that Basket Stock will equal a fixed percentage set forth in the applicable term sheet (the “Auto-Cap”).

Stock Return. With respect to each Basket Stock, unless otherwise set forth in the applicable term sheet, on any Coupon Determination Date, the “Stock Return” will be calculated as follows:

(	Annual Level - Initial Share Price Initial Share Price	)

The result will be rounded to the nearest ten-thousandth and expressed as a percentage.

Initial Share Prices. For each Basket Stock, the “Initial Share Price” will be determined as set forth in the applicable term sheet. For example, the Initial Share Price of a given Basket Stock may be determined by calculating (i) the Closing Market Price of one share of that Basket Stock on the applicable pricing date or (ii) the volume weighted average price of that Basket Stock on the pricing date.

Annual Levels. For each Basket Stock, unless otherwise set forth in the applicable term sheet, the “Annual Level” will be the Closing Market Price of one share of that Basket Stock on the applicable Coupon Determination Date multiplied by its Price Multiplier (as defined below), each as determined by the calculation agent.

Price Multipliers. The “Price Multiplier” for each Basket Stock will initially be 1.00, and will be subject to adjustment for certain corporate events described below under “Description of the Notes—Anti-Dilution Adjustments.”

In the event that, for any Basket Stock, a Market Disruption Event (as defined below) occurs and is continuing on any scheduled Coupon Determination Date, or if certain other events occur, the calculation agent will determine the Closing Market Price as set forth in the section “Description of the Notes—The Closing Market Price.”

Is the return on the notes limited in any way?

Yes, if the applicable term sheet for your notes provides for a Return Cap, or if the notes are Digital Coupon Notes or Auto-Cap Notes:

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If the term sheet specifies a Return Cap on each Basket Stock’s Performance Level, the effect of the Return Cap will be to cap the Coupon Rate for each Coupon Payment Date at a rate equal to the Return Cap.

•	If your notes are Digital Coupon Notes, your investment return, if any, will be limited to the return represented by the Digital Coupon Rate that will be specified in the applicable term sheet.

•	If your notes are Auto-Cap Notes, the effect of the Auto-Cap will be to cap the Coupon Rate for each Coupon Payment Date at a rate equal to the Auto-Cap.

Who will determine each Coupon Rate?

The calculation agent will make all determinations associated with the notes, such as determining each Initial Share Price, each Annual Level, each Stock Return, each Performance Level, each Average Performance Level, and each Coupon Rate. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, MLPF&S, or one of our other affiliates, to act as the calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the Basket Stocks?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the Basket Stocks.

Can a Coupon Payment Date or the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—The Closing Market Price.”

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

We intend to treat the notes, for U.S. federal income tax purposes, as debt instruments. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or as “contingent payment debt instruments” for U.S. federal income tax purposes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

Will the notes be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to represent that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-5 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

You may not receive any Coupon Payment on one or more Coupon Payment Dates, beyond the specified minimum coupon, if any. Other than the principal amount of the notes that you will be entitled to receive on the maturity date, the only return, if any, that you will be entitled to receive on the notes will be the Coupon Payments payable on the Coupon Payment Dates. The amount of each Coupon Payment on the notes, if any, will depend on the arithmetic average of the Performance Level of each Basket Stock. If the Average Performance Level is zero or negative as of any Coupon Determination Date (or, in the case of Digital Coupon Notes, if the Average Performance Level is negative), you may not receive any Coupon Payment on the applicable Coupon Payment Date beyond the specified minimum coupon, if any. It is possible that you will not receive any Coupon Payments during the entire term of the notes.

In addition, unless otherwise set forth in the applicable term sheet, the calculation agent will calculate the Performance Level for each interest period by comparing only the Initial Share Price of each Basket Stock as of the pricing date to its Annual Level as of the applicable Coupon Determination Date. As a result, if the Average Performance Level is negative as of any Coupon Determination Date, it is possible that the values of the Basket Stocks will not increase sufficiently as of any subsequent Coupon Determination Date for you to be entitled to receive any Coupon Payments for each subsequent Coupon Payment Date. Accordingly, to the extent that the Average Performance Level is negative as of a particular Coupon Determination Date, you may be less likely to receive Coupon Payments in any subsequent interest period.

Your yield may be less than the yield on a conventional debt security of comparable maturity. The yield that you will receive on the notes on the Coupon Payment Dates, which could be zero, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If a Return Cap is specified in the applicable term sheet, or if the notes are Digital Coupon Notes or Auto-Cap Notes, the Coupon Rate that will be applicable to each Coupon Payment Date will be limited to the Return Cap, Digital Coupon Rate, or Auto-Cap, as applicable. The Coupon Rate that is applicable to any Coupon Payment Date will equal the Average Performance Level on the applicable Coupon Determination Date. If a Return Cap is specified in the applicable term sheet, the Performance Level of each Basket Stock will be limited to the Return Cap. Alternatively, if your notes are Auto-Cap Notes, the Performance Level of each Basket Stock will be limited to the Auto-Cap. As a result, the applicable Coupon Rate for each Coupon Payment Date will be limited to the same rate as the Return Cap or the Auto-Cap, as applicable. Similarly, if your notes are Digital Coupon Notes, the Coupon Rate for any Coupon Payment Date cannot exceed the applicable Digital Coupon Rate. In other words, you will not participate in any upside return of any Basket Stock beyond the applicable Return Cap, Digital Coupon Rate, or Auto-Cap.

Your investment return may be less than a comparable investment directly in the Basket or the Basket Stocks. For each Coupon Payment Date, the applicable Coupon Rate will equal the Average Performance Level on the applicable Coupon Determination Date. The Performance Levels of the Basket Stocks may be limited to a Return Cap, or your notes may be Auto-Cap Notes. As a result, the applicable Coupon Rate for each Coupon Payment Date will be limited to the same rate as the Return Cap or the Auto-Cap, as applicable. Similarly, for Digital Coupon Notes, the Coupon Rate for any Coupon Payment Date will be limited to the Digital Coupon Rate. In contrast, a direct investment in the Basket or the Basket Stocks would allow you to receive the full benefit of any appreciation in the value of the Basket or the Basket Stocks, and could exceed the return of the notes.

Your return on the notes, if any, also will not reflect the return you would realize if you actually owned the Basket Stocks and received the dividends paid or distributions made on them.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior, unsecured debt securities. As a result, your receipt of each Coupon Payment and the repayment of principal at maturity are dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of each Basket Stock increases after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the Average Performance Level, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the Basket Stocks. In the ordinary course of business, we or our affiliates may have expressed views on expected movements in the price of one or more of the Basket Stocks, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Basket Stocks may at any time have significantly different views from those of ours or our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Stocks from multiple sources, and you should not rely on the views expressed by us or our affiliates.

Neither the offering of the notes nor any views which we or our affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes. In addition to the underwriting discount or selling agent commissions, the applicable public offering price may include a hedging related charge, which reflects an estimated profit earned by one of our affiliates from the hedging related transactions associated with the notes. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with one of our affiliates. All of these charges related to the notes reduce the economic terms of the notes.

Assuming there is no change in the value of the Basket Stocks and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your the notes in a secondary market transaction is expected to be lower than the applicable public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the values of Basket Stocks. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which a selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The Coupon Payments will not reflect changes in the value of the Basket Stocks prior to a Coupon Determination Date. Changes in the values of the Basket Stocks during the term of the notes between the pricing date and the applicable Coupon Determination Date will not be reflected in the calculation of the applicable Coupon Rate. The calculation agent will calculate each Coupon Rate by comparing only the Initial Share Price of each Basket Stock as of the pricing date to its Annual Level as of the applicable Coupon Determination Date. The values of the Basket Stocks on days other than the Coupon Determination Dates will not be taken into account. As a result, you may not receive a Coupon Payment greater than zero or the specified minimum coupon, if any, on a Coupon Payment Date, even if the value of one or more Basket Stocks has increased at certain times prior to the applicable Coupon Determination Date before decreasing to a value below its respective Initial Share Price as of that Coupon Determination Date.

Changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks. The applicable Coupon Rate for each Coupon Payment Date will equal the Average Performance Level on the applicable Coupon Determination Date. Therefore, a change in the value of one or more of the Basket Stocks on the applicable Coupon Determination Date may not correlate with changes in the value of one or more of the other Basket Stocks. The value of one or more Basket Stocks may increase, while the value of one or more of the other Basket Stocks may not increase as much, or may even decrease. Therefore, in calculating the Coupon Rate as of the applicable Coupon Determination Date, increases in the value of one or more of the Basket Stocks may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Stocks. In addition, because a Return Floor may not be applicable to your notes or may be substantially lower than the Return Cap or Auto-Cap, if applicable, the Performance Level of any one Basket Stock that performs extremely poorly may not be offset by the Performance Level of any other single Basket Stock.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option will be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Basket Stocks. Because the applicable Coupon Rate on any Coupon Payment Date is determined by reference to the Average Performance Level determined on the applicable Coupon Determination Date, we anticipate that the market value of the notes at any time will depend to a large extent on the value of the Basket Stocks. The value of the Basket Stocks will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the Basket Stocks are traded, and the market segments of which the Basket Stocks are a part. Even if the value of each of the Basket Stocks increases after the pricing date, if you are able to sell the notes before their maturity date, you may receive substantially less than the Original Offering Price because of the anticipation that the value of the Basket Stocks will continue to fluctuate as of each remaining Coupon Determination Date. If you sell your notes when the value of the Basket Stocks is less than, or not sufficiently above, their value as of the pricing date, then you may receive less than the Original Offering Price of the notes. In general, the market value of the notes will decrease as the value of the Basket Stocks decrease, and increase as the value of the Basket Stocks increase. However, as the value of the Basket Stocks increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. In addition, because the Coupon Rate may be limited to the same rate as a Return Cap, Digital Coupon Rate or Auto-Cap, we expect that the market value of the notes in any secondary market may also be limited.

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Volatility of the Basket Stocks. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Basket Stocks during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Basket Stocks may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the Performance Level of one or more of the Basket Stocks and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and any applicable markets outside of the U.S. and, in turn, the Performance Level of one or more of the Basket Stocks.

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Dividend Yields. In general, if the dividend yields on the Basket Stocks increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

•

Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

•

Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Basket Stocks prior to the maturity date. For example, during the final interest period for the notes, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the Basket Stocks.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell one or more of the Basket Stocks, or futures or options contracts on one or more of the Basket Stocks, for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the Performance Level of one or more of the Basket Stocks and, in turn, the applicable Coupon Rate on a Coupon Payment Date in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the pricing date may temporarily increase or decrease the Initial Share Price of one or more of the Basket Stocks. Consequently, the value of one or more Basket Stocks may change after the pricing date, affecting the value of the Basket Stocks and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Basket Stocks that are not for your account or on your behalf. We and they from time to time may buy or sell the Basket Stocks or related futures or options contracts for our or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the Basket or one or more of the Basket Stocks. These trading and underwriting activities could affect the Basket or the Basket Stocks in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Coupon Payments due on the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to the pricing date, in order to hedge some or all of our obligations under the notes. This hedging activity could increase the Initial Share Prices of one or more of the Basket Stocks on the pricing date.

In addition, from time to time during the term of the notes and in connection with the determination of each applicable Coupon Rate, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Basket or the Basket Stocks or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the Performance Level of one or more of the Basket Stocks. Accordingly, our hedging activities may increase or decrease the Coupon Rate that is applicable for any Coupon Payment Date and the market value of the notes prior to maturity. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the Performance Level of any Basket Stock, we cannot assure you that these activities will not affect the Coupon Rate or the market value of your notes prior to maturity.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine each Initial Share Price, each Annual Level, each Stock Return, each Performance Level, each Average Performance Level, and each Coupon Rate. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred or in connection with the calculation agent’s determination of adjustment to the Price Multiplier for any Basket Stock if certain corporate events occur. See the sections entitled “Description of the Notes—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory provisions, regulations, published rulings, or judicial decisions address the characterization of the notes or other instruments with terms substantially the same as the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Depending on the terms of the notes, we intend to treat the notes as either “variable rate debt instruments” or “contingent payment debt instruments,” as described under the section entitled “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Basket Stocks

You will have no rights as a holder of any of the Basket Stocks, you will have no rights to receive any of the Basket Stocks, and you will not be entitled to dividends or other distributions by any Underlying Company. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the Basket Stocks. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Basket Stock and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate each Coupon Rate without regard to those dividends or distributions. Your notes will be paid in cash and you have no right to receive delivery of any of these securities.

If any of the Basket Stocks to which your notes are linked are traded on foreign exchanges, your return may be affected by factors affecting international securities markets. A Basket Stock (or the common equity securities underlying an ADR) may be listed on a non-U.S. stock exchange, in addition to its U.S. listing. Therefore, the return on your notes will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we do not control any Underlying Company and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with one or more of the Underlying Companies, and we or our affiliates may from time to time own shares of the Underlying Companies. However, neither we nor any of our affiliates, including the selling agents, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by a Basket Stock. You should make your own investigation into the applicable Basket Stocks and the Underlying Companies.

Our business activities relating to the Underlying Companies may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the notes or in the future, may engage in business with one or more of the Underlying Companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the value of the Basket Stocks and, consequently, the market value of the notes. We, or our affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The selection of the Basket Stocks does not reflect any investment recommendations from us or our affiliates.

The Underlying Companies will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Companies. Neither we nor any selling agent will control the Underlying Companies, and the Underlying Companies will not have authorized or approved the notes in any way. Furthermore, the Underlying Companies will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason. The Underlying Companies will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

Neither we nor any selling agent will conduct any due diligence inquiry with respect to any Basket Stock in connection with an offering of notes. Neither we nor any selling agent makes any representation as to the completeness or accuracy of publicly available information regarding the Underlying Companies or as to the future performance of any Basket Stock. Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Annual Level of each Basket Stock determined on any Coupon Determination Date is not subject to adjustment for all corporate events that could affect the Underlying Company. The Price Multiplier of each Basket Stock, and therefore its Annual

Level, may be adjusted for the specified corporate events affecting the Basket Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the values of the Basket Stocks, including certain offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event not described under “Description of the Notes—Anti-Dilution Adjustments” may adversely affect the determination of the applicable Coupon Rate, and, as a result, the market value of the notes.

Risks Relating to Basket Stocks that Are ADRs

The value of an ADR may not accurately track the value of the common shares of the applicable company. If a Basket Stock is an ADR, each share of that Basket Stock will represent shares of the relevant Underlying Company. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of a Basket Stock that is an ADR. If a Basket Stock is an ADR, its market price will generally track the U.S. dollar value of the market price of the underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Basket Stock may decrease while the market price of the underlying common shares remain stable or increase, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Basket Stock and consequently, the value of your notes.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of a Basket Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Basket Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes linked to such ADRs.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of the notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth in the sections “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of the notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, we cannot redeem the notes prior to the maturity date, except as described below under “—Anti-Dilution Adjustments—Reorganization Events.”

Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Interest

General. On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate. Except in the case of Digital Coupon Notes, unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate for each Coupon Payment Date will equal the Average Performance Level on the applicable Coupon Determination Date. For Digital Coupon Notes, unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate will equal the applicable Digital Coupon Rate if the Average Performance Level on the applicable Coupon Determination Date is greater than or equal to zero; otherwise, the applicable Coupon Rate will be 0.00% or the specified minimum Coupon Rate, as set forth in the applicable term sheet.

The applicable term sheet may specify a minimum Coupon Rate for your notes that will apply in one or more interest periods. If the applicable term sheet sets forth a Return Cap, a Digital Coupon Rate, or an Auto-Cap, the Coupon Rate for your notes will not exceed the Return Cap, the Digital Coupon Rate, or the Auto-Cap, as applicable, in any interest period.

The applicable Coupon Rate will be rounded to the nearest ten-thousandth and expressed as a percentage. The Coupon Rate will never be less than 0.00% per annum.

The Coupon Determination Dates and Coupon Payment Dates for your notes will be set forth in the applicable term sheet, and may occur quarterly, semi-annually, annually, or at other intervals.

Each interest period (other than the first interest period) will commence on, and will include, a Coupon Payment Date, and will extend to, but will exclude, the next succeeding Coupon Payment Date or the maturity date, as applicable. The first interest period will commence on, and will include, the original date of issuance of the notes, and will extend to, but will exclude, the first Coupon Payment Date.

Performance Level. The “Performance Level” of each Basket Stock on any Coupon Determination Date will be equal to the Stock Return, unless the applicable term sheet specifies a Return Cap and/or a Return Floor. If a Return Cap and/or a Return Floor are specified in the term sheet, the Performance Level of each Basket Stock will be:

•	if the Stock Return on the Coupon Determination Date is greater than the Return Cap, the Performance Level will be equal to the Return Cap; and

•	if the Stock Return is less than or equal to the Return Floor, the Performance Level will be equal to the Return Floor.

For Auto-Cap Notes, unless otherwise set forth in the applicable term sheet, if the Stock Return of a Basket Stock is greater than or equal to zero on the applicable Coupon Determination Date, then the Performance Level of that Basket Stock will equal a fixed percentage set forth in the applicable term sheet (the “Auto-Cap”).

Stock Return. With respect to each Basket Stock, unless otherwise set forth in the applicable term sheet, on any Coupon Determination Date, the Stock Return will be calculated as follows:

(	Annual Level - Initial Share Price Initial Share Price	)

The result will be rounded to the nearest ten-thousandth and expressed as a percentage.

Initial Share Prices. For each Basket Stock, the “Initial Share Price” will be determined as set forth in the applicable term sheet. For example, the Initial Share Price of a given Basket Stock may be determined by calculating (i) the Closing Market Price of one share of that Basket Stock on the applicable pricing date, or (ii) the volume weighted average price of that Basket Stock on the pricing date.

Annual Levels. For each Basket Stock, unless otherwise set forth in the applicable term sheet, the “Annual Level” will be the Closing Market Price of one share of that Basket Stock on the applicable Coupon Determination Date multiplied by its Price Multiplier, each as determined by the calculation agent.

Price Multipliers. The “Price Multiplier” for each Basket Stock will initially be 1.00, and will be subject to adjustment for certain corporate events described below under “—Anti-Dilution Adjustments.”

Record Dates. Because the notes are held in book-entry only form, the record date for each Coupon Payment will be the business day prior to the applicable Coupon Payment Date.

The Closing Market Price

The “Closing Market Price” means:

(A)	If the Basket Stock is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Basket Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes):

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the Basket Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Basket Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means for one share of the Basket Stock the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Basket Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

A “trading day,” unless otherwise specified in the applicable term sheet, means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the NASDAQ Stock Exchange (“NASDAQ”), and in the over-the-counter market for equity securities in the United States, or any successor exchange or market.

If, for any Basket Stock (an “Affected Basket Stock”), (i) a Market Disruption Event occurs on any scheduled Coupon Determination Date or (ii) any scheduled Coupon Determination Date is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Market Price of each Basket Stock for such non-calculation day, and as a result, each Annual Level, as follows:

•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its closing price on such non-calculation day.

•

The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be deemed to be the closing price of that Basket Stock on the next succeeding trading day when the Market Disruption Event ceases.

In no event will the determination of any Closing Market Price be postponed beyond the second scheduled trading day prior to the applicable Coupon Payment Date or the maturity date, as applicable. If the second scheduled trading day prior the applicable Coupon Payment Date or the maturity date, as applicable, is a non-calculation day as to any Affected Basket Stock, the Closing Market Price of that Affected Basket Stock will be determined (or, if not determinable, estimated) by the calculation agent on that day in a manner which the calculation agent considers commercially reasonable under the circumstances, regardless of the occurrence of a Market Disruption Event on that day.

Payment on the Maturity Date

At maturity, in addition to the final Coupon Payment, if any, determined as described above, you will receive the principal amount per unit of the notes that you hold, denominated in U.S. dollars, subject to our credit risk as issuer of the notes.

Market Disruption Events

“Market Disruption Event” means one or more of the following events with respect to any Basket Stock, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the Basket Stock (or the successor to the Basket Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(2)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Basket Stock (or successor to the Basket Stock), as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Basket Stock;

(3)	the determination that the scheduled Coupon Determination Date is not a trading day by reason of any event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Basket Stock (or successor to the Basket Stock) will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the Basket Stock (or successor to the Basket Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those futures or options contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts related to that Basket Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clauses (1) and (2) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

The calculation agent, in its sole discretion, may adjust the terms of the notes and the Price Multiplier for any Basket Stock, and therefore, its Annual Level, if an event described below occurs after the pricing date and on or before the applicable Coupon Determination Date and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of that Basket Stock or its successor. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. As a result of these adjustments, a Basket Stock’s

Price Multiplier for one or more Coupon Determination Dates may be different from its Price Multiplier for one or more other Coupon Determination Dates.

No adjustments to a Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. The required adjustments specified below do not cover all events that could affect the price of a Basket Stock.

No adjustments to any Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to a Price Multiplier or any other terms of the notes to reflect changes occurring in relation to the applicable Basket Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to each Price Multiplier or any other terms of the notes and of any related determinations and calculations with respect to any distributions of stock, other securities, or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for a Basket Stock by its issuer.

Following the occurrence of an event that results in an adjustment to a Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Basket Stocks that are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the terms of the notes and the Price Multiplier of each Basket Stock, and hence its Annual Level, as a result of certain events related to that Basket Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If a Basket Stock is subject to a stock split or reverse stock split, then once any split has become effective, its Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Basket Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If a Basket Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Basket Stock) that is given ratably to all holders of record of shares of the Basket Stock or (ii) a distribution of additional shares of the Basket Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Basket Stock is trading ex-dividend, its Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Basket Stock which a holder of one share of the Basket Stock before the date the dividend became effective and shares of the Basket Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Basket Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to any Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the applicable Basket Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to a Basket Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to a Basket Stock, its Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Basket Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Basket Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for a Basket Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Basket Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Basket Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Basket Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on a Basket Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of its Basket Stock to subscribe for or purchase the Basket Stock, including new or existing rights to purchase the Basket Stock under a shareholder’s rights plan or arrangement, then its Price Multiplier will be adjusted on the business day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Basket Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Basket Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Basket Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York City time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Anti-Dilution Adjustments to Basket Stocks that Are ADRs

If any of the Basket Stocks is an ADR, for purposes of the adjustments set forth in this section, the calculation agent will consider the effect of any of the relevant events on the holders of the ADRs. For example, if a holder of the ADRs receives an extraordinary dividend, the provisions described above would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represent both the spun-off security as well as the existing ADRs, the calculation agent may determine not to effect the anti-dilution adjustments set forth above. More particularly, the calculation agent may not make an adjustment (1) if holders of the ADRs are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each ADR so that the market price of the ADRs would not be affected by the corporate event in question.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of Underlying Company’s common shares represented by each share ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the applicable Price Multiplier or other terms of the notes as the calculation agent determines commercially reasonable to account for that event.

Reorganization Events

For any Basket Stock, if after the pricing date and prior to the final Coupon Determination Date of the notes:

(a)	there occurs any reclassification or change of the Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the issuer of the Underlying Company;

(g)	there occurs any reclassification or change of the Basket Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Basket Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding shares of the Basket Stock (other than shares owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding shares of the Basket Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier of that Basket Stock or to the method of determining the applicable Stock Return or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Basket Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Basket Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fourth business day following the date of that determination and the final payment of interest on the notes will be calculated (and prorated for the completed portion of the applicable interest period) as though the date of early repayment were the stated maturity date of the notes and as though the final Coupon Determination Date were the fourth business day prior to the date of acceleration. However, you will not be entitled to any interest that would have accrued had the notes not been accelerated.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the notes will be accelerated to the fourth business day following the date of that determination and the final payment of interest will be calculated (and prorated) as though the date of early repayment were the stated maturity date of the notes, and as though the Coupon Determination Date was the fourth business day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to a Price Multiplier or to other terms of the notes, including the method of determining the applicable Coupon Rate described in this section, but may instead make adjustments in its discretion to each Price Multiplier or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the applicable Basket Stock or any successor common equity security. We will provide notice of that election to the holders of record of the notes not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the applicable Basket Stock and will describe in that notice the actual adjustment made to the applicable Price Multiplier or to other terms of the notes, including the method of determining the applicable Coupon Rate. For the avoidance of doubt, any delay in furnishing such notice will not impact the validity of the calculation agent’s determination.

Delisting of a Basket Stock that is an ADR or Termination of an ADR Facility.

If a Basket Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company of the ADR and the ADR depositary is terminated for any reason, then, on and after the date that the ADRs are no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Basket will be deemed to include the applicable Underlying Company’s common shares instead of the ADRs, and the calculation agent will determine the amounts payable on the notes by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the closing price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Basket Stocks

Any information contained in any applicable term sheet regarding any of the Basket Stocks or the related issuers of any of the Basket Stocks will be derived from publicly available documents. Each Basket Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. We make no representation or warranty as to the accuracy or completeness of any of the information or reports of any Underlying Company.

The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of any Basket Stock.

Although we or our affiliates may from time to time hold securities issued by the Underlying Companies, including shares of the Basket Stocks, we will not control any Underlying Company. No Underlying Company will have any obligations with respect to the notes. This product supplement and any related term sheet relates only to the notes and does not relate to the Basket Stocks or other securities of the Underlying Companies. All disclosures contained in this product supplement or any related term sheet regarding the Underlying Companies will be derived from the publicly available documents described above. Neither we nor any of the selling agents have or will participate in the preparation of the publicly available documents described above. Neither we nor any of the selling agents have made or will make any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. Neither we nor any of the selling agents make any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are or will be accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, and that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the value of the Basket Stocks and therefore could affect the return on your notes. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Basket Stocks.

We or our subsidiaries or affiliates may presently or from time to time engage in business, directly or indirectly, with any Underlying Company, including extending loans to, or making equity investments in, any Underlying Company or providing investment banking or advisory services to any Underlying Company, including merger and acquisition advisory services. In the course of that business, we or our subsidiaries or affiliates may acquire non-public information with respect to any Underlying Company. In addition, one or more of our affiliates may publish research reports with respect to any Underlying Company.

Any prospective purchaser of the notes should undertake an independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding each Price Multiplier, each Initial Share Price, each Annual Level, each Stock Return, each Performance Level, each Average Performance Level, each Coupon Rate, any Market Disruption Events, Coupon Payment Dates, business days, trading days, and non-calculation days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Unless otherwise set forth in the applicable term sheet, MLPF&S, one of our affiliates, will be the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payments by purchasers of the notes in immediately available funds. We will pay each Coupon Payment and the principal amount due at maturity in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the accompanying prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date, determined as calculated above under “—Interest.”

In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-14 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes is different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof. The following summary applies to notes that have a term of more than one year. The U.S. federal income tax treatment of notes with a term of one year or less will be set forth in the applicable term sheet.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes.

Whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments may depend, among others, upon whether the interest payable on the notes is front- or back-loaded. More specifically, interest will be treated as front- or back-loaded if it is reasonably expected that the average value of the interest rate during the first half of the notes’ term will be either significantly less than or significantly greater than the average value of the interest rate during the final half of the notes’ term. If the notes are not treated as front- or back-loaded, such notes should generally be treated as variable rate debt instruments subject to the rules discussed below under “—Notes Treated as Variable Rate Debt Instruments” and if the notes are treated as front- or back-loaded, such notes should generally be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, which are discussed below under “—Notes Treated as Contingent Payment Debt Instruments.”

The applicable pricing supplement will specify whether we intend to treat the notes as variable rate debt instruments or contingent payment debt instruments for U.S. federal income tax purposes, or if another treatment applies. The U.S. federal income tax treatment of the notes, however, may not be clear and there is a risk that the IRS could seek to treat the notes differently from our intended treatment. For example, if we intend to treat an offering of notes as variable rate debt instruments, the IRS could seek to treat the notes as contingent payment debt instruments, and vice versa, which, if the IRS were successful, could have adverse U.S. federal income tax consequences to you.

We will not attempt to ascertain whether the issuer of any common equity security included in the Basket would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the issuer of any common equity security included in the Basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the common equity securities included in the Basket and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any common equity security included in the Basket is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Notes Treated as Variable Rate Debt Instruments. If the notes are properly characterized as variable rate debt instruments, interest on a note generally will be included in income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income. For accrual method U.S. Holders, the accrual is generally determined by constructing a fixed rate debt instrument assuming that the variable rate is a fixed rate equal to a fixed rate that reflects the yield that is reasonably expected for the note and making appropriate adjustments for interest allocable to an accrual period when interest is actually paid.

Upon the sale, exchange, retirement or other disposition of the notes that is properly characterized as a variable rate debt instrument, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will be the cost of the notes to such U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Notes Treated as Contingent Payment Debt Instruments. If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S Federal Income Tax Considerations— Taxation of Debt Securities—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder of the notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

We expect that the applicable pricing supplement will include a table that sets forth the following information with respect to the principal amount of the notes for each of the applicable accrual periods through the maturity date of the notes: (i) the amount of interest deemed to have accrued during the accrual period, and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable pricing supplement. Please note that the comparable yield is likely to change between the date of any preliminary pricing supplement and the date of the related final pricing supplement. Therefore, the projected payment schedule included in any preliminary pricing supplement will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary pricing supplement will be revised, and the revised table will be set forth in the final pricing supplement prepared in connection with the initial sale of the notes.

Upon a sale, exchange, retirement, or other disposition of the notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes and reduced by any projected payments for previous periods on the notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Dividend Equivalents. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for (extraordinary) dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

U.S. Federal Estate Tax. Under current law, the notes should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that note would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation Of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) neither MLPF&S nor any other selling agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.